UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2010

GERMAN AMERICAN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Indiana	001-15877	35-1547518
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

711 Main Street Box 810 Jasper, Indiana	47546
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (812) 482-1314

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 amends the current report on Form 8-K filed on March 5, 2010  (the "Original Report) by German American Bancorp, Inc. (the “Company”) solely to report an increase in the amounts of long-term incentive awards for 2009 for the Company's executive officers from the amounts previously reported by the Original Report.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

  The Company's Board of Directors, at its regular meeting held March 29, 2010, but effective retroactively to March 1, 2010, approved (as recommended by the Compensation/Human Resources Committee of the Board) increases in the long-term incentive award amounts (compared to the long-term incentive award amounts previously reported by the Original Report) payable to the Company's executive officers for their services during 2009 under the Management Incentive Plan.  The increases were due to updating of the peer group performance data for 2009 on the basis of final earnings results that were publicly announced by a certain peer group member after March 1, 2010, which had the effect of materially decreasing the performance of that specific peer group member and correspondingly increasing the percentile ranking of the Company's corporate performance as benchmarked against the total peer group in determining the amount of the long-term incentive awards.

As a result of the Board's approval on March 29, 2010, long-term awards in the form of restricted stock and cash were issued as of March 15, 2010 as follows:

Name of Executive	Dollar Amount of Long-Term Award for Three-year Period Ended December 31, 2009, as Percentage of 2009 Base Salary
Mr. Schroeder	57%
Mr. Ewing	46%
Mr. Sendelweck	46%
Mr. Rust	34%

All other information reported by Item 5.02 of the Original Report is unchanged and is incorporated in this Amendment No. 1 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERMAN AMERICAN BANCORP, INC.

Date: March 30, 2010	By:	/s/ Mark A. Schroeder
Mark A. Schroeder
Chairman and Chief Executive Officer